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QUEENS COUNTY BANCORP, INC.                                         NEWS RELEASE



Release Date:     August 19, 1998              Contact:  Ilene A. Angarola
                                                         Vice President
                                                         Investor Relations
                                                         718: 359-6401, ext. 275


               QUEENS COUNTY BANCORP ANNOUNCES 3-FOR-2 STOCK SPLIT


Flushing, New York, August 19, 1998 -- The Board of Directors of Queens County Bancorp, Inc. (Nasdaq: QCSB) today announced the declaration of a three-for-two stock split in the form of a 50% stock dividend, payable on September 29, 1998. Shareholders will receive one additional share for every two shares held at the record date, September 15, 1998. Cash paid in lieu of fractional shares will be based on the average of the high and low bids on that date, as adjusted for the split.

"This is the fifth stock split declared by the Board since 1994," noted Chairman, President, and Chief Executive Officer, Joseph R. Ficalora, "an indication of our continued confidence in the Company's earning capacity. Like our earlier splits, this one is intended to increase our liquidity in the market. The Company currently has 14.8 million shares outstanding; following the split, that number will increase to approximately 22.2 million."

Queens County Bancorp is the holding company for Queens County Savings Bank, the first savings bank chartered by the State of New York in the New York City Borough of Queens. The Bank gathers deposits from its customers in Queens and Nassau County and invests these funds in the origination of residential mortgage loans throughout metropolitan New York. The Company last month reported second quarter 1998 cash earnings of $10.5 million, equivalent to $0.76 in diluted cash earnings per share. The $10.5 million represents a cash return on average assets of 2.57% and a cash return on average stockholders' equity of 25.71%. Additional information about the Company and its financial performance is available at www.qcsb.com

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